AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER is made and entered into as of January 21, 2002, by and among CLEARONE COMMUNICATIONS, INC. (formerly, Gentner Communications Corporation), a Utah corporation ("Parent"), TUNDRA ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and E.MERGENT, INC., a Delaware corporation (the "Company").

                                    RECITALS

        A. The Boards of Directors of the Company, Parent and Merger Sub have each (i) determined that the Merger (as defined in Section 1.1) is advisable and fair to and in the best interests of their respective stockholders, (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement, and (iii) determined, subject to the terms of this Agreement, to recommend that the stockholders of the Company adopt and approve this Agreement and the Merger;

        B. In furtherance thereof, it is proposed that Company merge with and into the Merger Sub (the "Merger") and the stock of the Company will thereupon be converted into the right to receive both cash and a fraction of a share of the common stock, par value $0.001, of the Parent (the "Parent Common Stock") in the amounts set forth in Section 1.7(a) hereof;

        C. Concurrently with the execution of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, certain executive officers and directors of Company, in their capacity as stockholders, are entering into a Voting Agreement in substantially the form attached hereto as Exhibit A (the "Voting Agreement");

        D. As a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of the Company are entering into Company Affiliate Agreements in substantially the form attached hereto as Exhibit B (the "Company Affiliate Agreements"), at or prior to the consummation of the Merger; and

        E. The parties hereto intend, by executing this Agreement, to adopt a plan of "reorganization" within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, the Company shall be merged with and into the Merger Sub, the separate corporate existence of Company shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Merger Certificate") (the time of such filing, or such later time as may be agreed in writing by Company and Parent and specified in the Merger Certificate, being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Merger and the Merger Certificate. The closing of the Merger (the "Closing") shall take place at the offices of Jones, Waldo, Holbrook & McDonough, 170 South Main Street, Salt Lake City, UT 84101, or at such other location as the parties may agree, and at a time and date to be specified by the parties, which shall be no later than the


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second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

1.3 Registration Statement. As soon as practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Merger (the "Registration Statement"). The Company agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect. The Company and its counsel shall be given reasonable opportunity to review and comment on the Registration Statement prior to the filing thereof with the SEC. Parent agrees to provide in writing to the Company and its counsel any comments Parent or its counsel may receive from the SEC or its staff with respect to the Registration Statement promptly after receipt of such comments and shall provide Company and its counsel with a reasonable opportunity to participate in the response of Parent to such comments.

1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Certificate of Incorporation; Bylaws.

        (a) At the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation except that it shall be amended to provide that the name of the Surviving Corporation shall be the Company name, or such other name as may be determined by Parent and/or Merger Sub, until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation.

        (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

1.6 Directors and Officers. The initial director of the Surviving Corporation shall be the director of Merger Sub immediately prior to the Effective Time, to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until his successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

1.7 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company, or the holders of any of the following securities, the following shall occur:

        (a) Conversion of Company Common Stock. Each share of Common Stock, $0.01 par value per share, of Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and automatically converted into the right to receive (x) a cash payment per Share, without any interest thereon (the "Cash Portion"), and (y) a fraction of a share of Parent Common Stock (the "Stock Portion") (the Cash Portion and the Stock Portion, and cash in lieu of fractional shares as specified below, are collectively referred to as the "Merger Consideration") upon surrender of the certificate representing such share of Company Common Stock (each a "Share Certificate"), in the manner provided in Section 1.10 (or in the case of a lost, stolen or destroyed upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). The parties agree that the aggregate Cash Portion shall be $7,300,000 and the aggregate Stock Portion shall be 873,000 shares of Parent Common Stock less the aggregate number of shares of Parent Common Stock allocated to the Company Stock Options (defined below) as provided in Sections 1.7(c) and 5.8 (the "Parent Option Shares"). Accordingly, the Cash Portion shall be the quotient obtained by dividing (A) $7,300,000 by (B) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time. The Stock Portion shall be a quotient obtained by dividing (X) the sum of (a) 873,000 minus (b) the Parent Option Shares divided by (Y) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

        (b) Cancellation of Company-Owned Stock. Each share of Company Common Stock held by Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, other than fifty thousand three hundred seventeen (50,317) shares currently held in treasury which will be distributed to Company employees effective immediately prior to the Closing and treated pursuant to Section 1.7(a).

        (c) Stock Options. At the Effective Time all options to purchase Company Common Stock ("Company Stock Options") then outstanding under the E.mergent Employee Stock Option Plan (the "Company Option Plans") shall be treated in accordance with Section 5.8 hereof.

        (d) Employee Stock Purchase Plan. All shares outstanding under Company's Employee Stock Purchase Plan (the "ESPP") will be converted as of the Effective Time pursuant to Section 1.7(a), above. Any outstanding employee deposits not applied to the purchase of shares of Company Common Stock will be refunded to the depositing employee.

        (e) Adjustments to the Stock Portion and the Cash Portion. The Stock Portion and the Cash Portion shall be adjusted appropriately to reflect the effect of any permitted stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock or the Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

        (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the payment of the Stock Portion of the Merger Consideration, but in lieu thereof each holder of a Share Certificate who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) in the Merger shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the Average Price.

1.8 Exchange of Certificates.

        (a) Exchange Agent. Parent shall select an entity reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger.

        (b) Parent to Provide Cash and Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent, for payment in accordance with this Article I, (i) an amount in cash equal to the product of the Cash Portion and the number of shares that are issued and outstanding at the Effective Time and (ii) a number of shares of Parent Common Stock representing the number of shares of Parent Common Stock equal to the product of the Stock Portion and the number of shares issued and outstanding at the Effective Time, and (iii) the cash amount payable in lieu of fractional shares in accordance with Section 1.7(f). Any portion of such cash and stock which remains undistributed to the holders of the Share Certificates for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look for payment, as general creditors thereof, only to Parent for their claim for the Merger Consideration to which such holders may be entitled.

        (c) Payment Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a Share Certificate, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock
        (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon delivery of the Share Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Share Certificates in exchange for the Merger Consideration. Upon surrender of Share Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Share Certificate shall be entitled to receive in payment therefor an amount equal to the product of the Merger Consideration and the number of shares represented by such Share Certificate, and the Share Certificate so surrendered shall be forthwith cancelled. In the event of a transfer of ownership of shares that is not registered in the stock transfer books of Company, the proper amount of cash and Parent Common Stock may be paid in exchange therefor to a person other than the person in whose name the Share Certificate so surrendered is registered if such Share Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Share Certificate the Merger Consideration or establish to the satisfaction of Parent that such tax has been paid or is not applicable. The Exchange Agent shall accept such Share Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Share Certificates on the cash payable upon the surrender of the Share Certificates. Until so surrendered, outstanding Share Certificates will be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration.

        (d) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or foreign law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        (e) No Liability. Notwithstanding anything to the contrary in this
        Section 1.8, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist and each holder of a Share Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender thereof in accordance with Section 1.8 hereof. The Merger Consideration issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. There shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Share Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Share Certificates. In the event that any Share Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Share Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration pursuant to Section 1.7; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such Merger Consideration and other distributions, require the owner of such lost, stolen or destroyed Share Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Share Certificates alleged to have been lost, stolen or destroyed.

1.11 Dissenting Shares.

        (a) Notwithstanding any provision of this Agreement to the contrary, shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.7, of the certificate or certificates that formerly evidenced such shares.

        (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

1.12 Tax and Accounting Consequences.

        (a) Tax. It is intended by the parties hereto that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

        (b) Accounting. It is intended by the parties hereto that the Merger shall qualify as a purchase for accounting purposes.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action.


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Company to Parent dated as of the date hereof (the "Company Schedule"), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Company contained in the section of this Agreement corresponding by number to such disclosure, as follows:

2.1 Organization and Qualification; Subsidiaries.

        (a) Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually, or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3 below) on Company. Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Company. Company and its



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

        subsidiaries are and have been in compliance with the terms of the Approvals, except where the failure to be or have been in such compliance would not, individually or in the aggregate, result in a Material Adverse Effect on Company.

        (b) Section 2.1 (b) of the Company Schedule lists each of Company's subsidiaries, the jurisdiction of incorporation of each such subsidiary, and Company's equity interest therein. Neither Company nor any of its subsidiaries has agreed nor is obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "Contract") under which it may become obligated to make, any future investment in or capital contribution to any other entity. Other than Company's interests in its subsidiaries or except as set forth in Section 2.1(b) of the Company Schedule, neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

        (c) Company and each of its subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of their business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company.

2.2 Certificate of Incorporation and Bylaws. Company has previously furnished to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the "Company Charter Documents"). Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect, Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents except where the failure to be in full force or effect or the violation of any such equivalent organizational documents of a subsidiary of Company would not, individually or in the aggregate, have a Material Adverse Effect on Company.

2.3 Capitalization.

        (a) The authorized capital stock of Company consists of 20,000,000 shares of Company Common Stock, $0.01 par value per share and 5,000,000 shares of Preferred Stock, $0.01 par value per share. As of the close of business on January 17, 2002: (i) 5,929,280 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, which number includes 50,317 shares of Company Common Stock held in the Company's treasury; (ii) no shares of Company Common Stock were held by subsidiaries of the Company; (iii) vested Company Stock Options for 588,000 shares of Company Common Stock were outstanding, with at least an equivalent number of shares of Company Common Stock reserved for issuance upon the exercise of such options under the Company Option Plans; and (iv) unvested Company Stock Options for 20,000 shares of Company Common Stock are outstanding with at least an equivalent number of shares of Company Common Stock reserved for issuance upon the exercise of such options under the Company Option Plans. Section 2.3(a) of the Company Schedule sets forth the following information with respect to each Company Stock Option (as defined in Section 5.8) outstanding as of the date of this Agreement: (i) the name and address of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Stock Option; (iii) the exercise price of such Company Stock Option; (iv) the date on which such Company Stock Option was granted and (v) the date on which such Company Stock Option expires. Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Company Schedule, there are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts in all material respects. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of


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        common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below).

        (b) Except for securities set forth in Schedule 2.3(b) of the Company Schedule, Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset but other than restrictions imposed by federal or state securities laws) directly or indirectly through one or more subsidiaries, and there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(b) of Company Schedule or as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and there is, except for the Voting Agreement, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

2.4 Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and thereunder and, subject to obtaining the approval of the stockholders of Company of this Agreement and the Merger, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation by Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby (other than the approval and adoption of this Agreement and the Merger by holders of a majority of the outstanding shares of Company Common Stock in accordance with Delaware Law and the Company Charter Documents, if required). This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and/or Merger Sub, constitute legal and binding obligations of Company, enforceable against Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and for general equitable principles.

2.5 No Conflict; Required Filings and Consents.

        (a) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company shall not, (i) violate the Company Charter Documents or the equivalent organizational documents of any of Company's subsidiaries, (ii) subject to obtaining the approval of Company's stockholders of this Agreement and the Merger (if required) and the consents, approvals, authorizations and permits, and making the filings and notifications, set forth in Section 2.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material note,



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

        bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected, and including, without limitation, any contract, agreement or license described in Section 2.17, below.

        (b) The execution, delivery and performance of this Agreement, together with the documents contemplated hereby, shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), the rules and regulations of the NASDAQ, and the filing and recordation of the Agreement of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications (A) would not prevent consummation of the Merger or otherwise prevent the parties hereto from performing their respective obligations under this Agreement, or (B) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

2.6 Compliance; Permits

        (a) Definitions.

                (i) "Hazardous Material" is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

                (ii) "Environmental Laws" are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any governmental authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other governmental authorities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

        (b) Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule (including Environmental
        Laws), regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound, except for any conflicts, defaults or violations that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on the Company. No investigation or review by any governmental or regulatory body or authority is, to the knowledge of Company, pending or threatened against Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated to Company or any of its subsidiaries an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (c) Neither Company nor any of its subsidiaries has (and no Hazardous Materials generated, stored or used by Company or any of its subsidiaries have been) disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by Company or any of its subsidiaries, or at any other property, or exposed any employee or other individual to any Hazardous Materials or any workplace or environmental condition in such a manner as would result in any liability or clean-up obligation of any kind or nature to Company or any of its subsidiaries. To the knowledge of Company, no Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by Company or any of its subsidiaries, and no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased or used at any time by Company or any of its subsidiaries, so as to give rise to any liability or clean-up obligation under any Environmental Laws.

        (d) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, approvals and other authorizations from governmental authorities which are material to the operation of the business of Company and its subsidiaries taken as a whole (collectively, the "Company Permits"). Company and its subsidiaries have been and are in compliance in all material respects with the terms of the Company Permits and any conditions placed thereon.

2.7 SEC Filings; Financial Statements.

        (a) Company has delivered or made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") since December 31, 1998 (the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by Company with the SEC since such time. The Company SEC Reports
        (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and (ii) did not at the time they were filed (or, if such Company SEC Report was amended or superseded by another filing, then on the date of filing of such amendment or superceding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any reports or other documents with the SEC.

        (b) As of their respective dates, each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to the absence of footnotes and normal adjustments which (in addition to those noted therein) were not or are not expected to be material in amount.

        (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed as of the date hereof with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act or any material agreements potentially required to be filed that have not been so filed.

2.8 No Undisclosed Liabilities. Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Company's balance sheet as of September 30, 2001 set forth in the Company SEC Reports (ii) liabilities incurred since September 30, 2001 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Company and its subsidiaries, taken as a whole, or (iii) except as disclosed in Schedule 2.8.

2.9 Absence of Certain Changes or Events. Except as set forth in this Agreement, since September 30, 2001, there has not been: (i) any event or circumstance that results in a Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash or non-cash benefits compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company or any of its subsidiaries into any material licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.16) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any material revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Company other than in the ordinary course of business consistent with past practice.

2.10 Absence of Litigation. Except as specifically disclosed on Section 2.10 of the Company Schedule, or in the Company SEC Reports as of the date hereof, there are no material claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

2.11 Employee Matters and Benefit Plans.

        (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 3.11(a)(i) below (which definition shall apply only to this Section 2.11), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                (i) "Affiliate" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                (iii) "Code" shall mean the Internal Revenue Code of 1986, as amended;

                (iv) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee, or with respect to which Company or any Affiliate has or may have any liability or obligation;

                (v) "DOL" shall mean the Department of Labor;

                (vi) "Employee" shall mean any current or former or retired employee, consultant or director of Company or any Affiliate;

                (vii) "Employment Agreement" shall mean each employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement or contract relating to provisions of services between the Company or any Affiliate and any Employee;

                (viii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended; (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                (x) "IRS" shall mean the Internal Revenue Service;

                (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in
                Section 3(37) of ERISA; and

                (xii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of
                Section 3(2) of ERISA.

        (b) Schedule. Section 2.11(b) of the Company Schedule contains an accurate and complete list in all material respects of each Company Employee Plan, and each Employment Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, or Employment Agreement. Section 2.11(b) of the Company Schedule contains a representation of the percentage of the Company's employee base which falls within each of the following categories: non-exempt employees, exempt employees and key employees; average employee salary in each such category; and average tenure in each such category. The Company represents and warrants that the foregoing information, as more fully reflected in Section 2.11(b) of the Company Schedule, is accurate and complete.

        (c) Documents. Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) the most recent IRS determination letter, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all written communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; (viii) all material correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) all current model COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

        (d) Employee Plan Compliance. (i) Company has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and has no knowledge of any material default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or, to the knowledge of the Company, claims pending or threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Parent, Company or any of its Affiliates (other than benefits accrued to date and ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

        (e) Pension Plan. Neither Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

        (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time within the six (6) year period ending on the date hereof, has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan or ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

        (g) No Post-Employment Obligations. Except as set forth in Section 2.11(g) of the Company Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide retiree health insurance coverage to any person for any reason, except as may be required by COBRA or other applicable statute.

        (h) Health Care Compliance. Neither Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

        (i) Effect of Transaction.

                (i) Except as set forth on Schedule 2.11(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                (ii) No payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of
                Section 280G(b)(2) of the Code.

        (j) Employment Matters. To the best of its knowledge and belief,
        Company: (i) is in material compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees;
        (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the Company's knowledge, there are no pending, threatened or reasonably anticipated claims or actions against Company under any worker's compensation policy or long-term disability policy (other than routine claims for benefits).

        (k) Labor. No work stoppage or labor strike against Company is pending or, to the knowledge of Company, threatened. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in
        Section 2.11(k) of the Company Schedule, Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

2.12 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Company or its subsidiaries or to which Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Company or any of its subsidiaries, any material acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

2.13 Title to Property.

        (a) Neither Company nor any of its subsidiaries owns any material real property. Company and each of its subsidiaries have good and marketable title to all of their material owned properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby.

        (b) All leases (the "Leases") pursuant to which Company or any of its subsidiaries lease from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Company or any of its subsidiaries or, to Company's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring).

        (c) Section 2.13 of the Company Schedule sets forth a list of all real property currently leased by Company, the landlord contact, the expiration date of the Lease and each amendment thereto, and, with respect to each Lease, the square footage of the premises leased thereunder and the aggregate monthly rental payable thereunder. Company has provided Parent with true, complete and correct copies of each Lease; no term or condition of any such Lease has been modified, amended or waived except as shown in such copies; each such Lease constitutes the entire agreement of the landlord and the tenant thereunder; and there are no other agreements or arrangements whatsoever relating to Company's use or occupancy of any of the premises described in such Leases. Company has not transferred or assigned any interest in any Lease, nor has Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity.

        (d) As of the date of this Agreement, to the knowledge of Company, the landlord under each Lease has complied with all of the requirements, conditions, representations, warranties and covenants of the landlord thereunder, including, without limitation, the timely completion of construction of the leased premises in a good and workmanlike manner and otherwise in accordance with the Leases.

        (e) Company has not received any notice from any insurance company of any defects or inadequacies in any leased property or any part thereof which could materially and adversely affect the insurability of such leased property or the premiums for the insurance thereof. No notice has been given by any insurance company which has issued a policy with respect to any portion of any leased property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made. To Company's knowledge, there exist no structural, soil or other conditions with respect to any leased property that could increase the probability of material damage to any leased property as a result of earthquake or other seismic activity.

        (f) To the Company's knowledge, no law, ordinance, regulation or restriction is, or as of the Closing Date will be, violated by the continued occupancy, maintenance, operation or use of the leased properties in their present manner. To Company's knowledge, there are no Legal Requirements now in existence or under active consideration by any Governmental Entity which could require the tenant of any leased property to make any expenditure in excess of $25,000 to modify or improve such leased property to bring it into compliance therewith.

        (g) There is no pending or, to Company's knowledge, threatened condemnation or similar proceeding affecting any leased property or any portion thereof, and Company has no knowledge that any such action is currently contemplated. There are no material legal actions, suits or other legal or administrative proceedings pending or threatened against Company, or, to Company's knowledge, against third parties affecting any leased property, and Company is not aware of any facts which might result in any such action, suit or proceeding. All material plants, structures and equipment of Company and its subsidiaries are in good operating condition and repair in all material respects.

For purposes of this Section 2.13, the Company's knowledge shall be deemed to include the knowledge of the Company's management personnel responsible for the Company's facilities and property.

2.14 Taxes.

        (a) Definition of Taxes. For purposes of this Agreement, (i) "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b) Tax Returns and Audits.

                (i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to the Company. All such Returns were correct and complete in all material respects. The Company and each of its subsidiaries have paid or reserved for payment all Taxes shown to be due on such Returns.

                (ii) The Company and each of its subsidiaries has withheld with respect to its employees, independent contractors, creditors, stockholders, and all other third parties all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld and have timely paid over to the proper governmental authorities all amounts required to be withheld and paid over under all applicable laws.

                (iii) Neither the Company nor any of its subsidiaries has executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                (iv) To the knowledge of the Company, no audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such an audit or other examination.

                (v) No material adjustment relating to any Returns filed by the Company or any of its subsidiaries (and no claim by a Tax authority in a jurisdiction in which the Company or any of its subsidiaries does not file Returns that the Company or any of its subsidiaries may be subject to taxation by such jurisdiction) has been proposed in writing formally or informally by any Tax authority to the Company or any of its subsidiaries.

                (vi) Neither the Company nor any of its subsidiaries has any liability for any unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since September 30, 2001 in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

                (vii) There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

                (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

                (ix) Neither the Company nor any of its subsidiaries (i) has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a consolidated group the common parent of which is the Company), (ii) is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding, (iii) is liable for the Taxes of any other person (other than any of the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, or (iv) is a party to any joint venture, partnership or, to the knowledge of the Company, any other arrangement that could be treated as a partnership for income Tax purposes.

                (x) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

2.15 Brokers. Except for fees payable to Goldsmith, Agio, Helms, Securities, Inc. ("GAHS") Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.16 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

        "Intellectual Property" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) U.S. and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators ("URLs"), other names and locators associated with the Internet, and applications or registrations therefor ("Domain Names");
        (v) industrial designs and any registrations and applications therefor;
        (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world; (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, (ix) any works of authorship, including, without limitation, computer programs, source code, executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works; and (x) any similar or equivalent rights to any of the foregoing (as applicable).

        "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company and it subsidiaries.

        "Registered Intellectual Property" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

        "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or any of its subsidiaries.

        (a) Section 2.16(a) of the Company Schedule is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, the filing date, and the current status of each such item of Company Registered Intellectual Property.

        (b) No Company Intellectual Property or product or service offering of Company or any of its subsidiaries (a "Company Product") is subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner, or any contract, license, or agreement, restricting in any material manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, except as identified in the Company Schedule.

        (c) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property, except where such Company Registered Intellectual Property has been intentionally abandoned by the Company, as reflected in section 2.16(a) of the Company Schedule.

        (d) Company owns and has good and exclusive title to, each item of Company Intellectual Property owned by it free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale, distribution or provision of any Company Products by Company or its subsidiaries; (ii) Company owns exclusively, and has good title to, all copyrighted works that are Company Products or services or which Company or any of its subsidiaries otherwise purports to own; and (iii) to the extent that any Patents would be infringed by any Company Products, Company is the exclusive owner of such Patents, or has secured appropriate rights through license or other agreement.

        (e) Any agreements between Company and third parties for the development or manufacture of a Company product shall permit Company to continue the development or manufacture of any such product notwithstanding any termination or expiration of such agreement(s), without the payment of any additional royalty, fee or other payment to any such third party.

        (f) Company knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property and the Company has not misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.

        (g) To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party or employee for Company or any of its subsidiaries or is incorporated into any of the Company Products, Company has a written agreement with such third party or employee with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or
        (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment.

        (h) Neither Company nor any of its subsidiaries has transferred ownership of any Intellectual Property that is Company Intellectual Property, to any third party or subsidiary (other than a wholly-owned subsidiary), or knowingly permitted Company's rights in such Company Intellectual Property to lapse or enter the public domain, except as noted in the Company Schedule.

        (i) Section 2.16(i) of the Company Schedule lists all material contracts, licenses and agreements to which Company or any of its subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company.

        (j) All material contracts, licenses and agreements relating to either
        (i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to Company or any of its subsidiaries, including, without limitation, third party licenses to Company relating to or in any way permitting Company Products, services or Company Intellectual Property to interoperate with other products, systems or standards, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Each of Company and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any contracts or agreements to which Company is a party, will result in (i) either Parent's or the Merger Sub's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them,
        (ii) either Parent's or the Merger Sub's being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) either Parent's or the Merger Sub's being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively prior to the Closing.

        (k) The operation of the business of Company and its subsidiaries as such business currently is conducted or is currently contemplated to be conducted, including (i) Company's and its subsidiaries' design, development, manufacture, distribution, import, reproduction, marketing or sale of the products or services of Company and its subsidiaries (including Company Products and products, technology or service offerings under development) and (ii) Company's use of any product, device or process, has not, does not and, to its knowledge, will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

        (l) Neither Company nor any of its subsidiaries has received written notice from any third party alleging that the operation of the business of Company or any of its subsidiaries or any act, product or service (including Products, technology or service offerings currently under development) of Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, except as otherwise noted herein and resolved through appropriate license or other agreement.

        (m) To the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

        (n) Company and each of its subsidiaries has taken reasonable steps to protect Company's and its subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries, and, without limiting the foregoing, each of Company and its subsidiaries has required each employee and contractor to execute a proprietary information/confidentiality agreement and all current and former employees and contractors of Company and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

        (o) To the knowledge of Company and each of its subsidiaries, no (i) product, technology, service or publication of the Company, (ii) material or collateral published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, disparagement of any third party, or false advertising.

        (p) None of the Company Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any governmental entity or any university.

        (q) Schedule 2.16(q) contains a list of all materials actions that are required to be taken by the Company within ninety (90) days of the date hereof with respect to any of the foregoing Company Registered Intellectual Property.

2.17 Agreements, Contracts and Commitments.

        (a) Except as set forth on Schedule 2.17(a), neither Company nor any of its subsidiaries is a party to or is bound by:

                (i) any written employment or consulting agreement, contract or commitment with any officer, director, Company employee or member of the Company's Board of Directors (sometimes, the "Company Board"), or any service, operating or management agreement or arrangement with respect to any of its properties (whether leased or owned), other than those that are terminable by Company or any of its subsidiaries on no more than thirty
                (30) days' notice without liability or financial obligation to Company;

                (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this

                Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                (iii) any agreement of indemnification or any guaranty, other than maintenance agreements and product warranties, or agreements of indemnification entered into in connection with the sale of products in the ordinary course of business in excess of $50,000;

                (iv) any material agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or entity or granting any exclusive distribution rights;

                (v) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of an amount of assets in excess of $100,000 not in the ordinary course of business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

                (vi) any dealer, distributor, joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

                (vii) any agreement, contract or commitment currently in force to license to or from any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

                (viii) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

                (ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

                (x) any material settlement agreement under which Company has ongoing obligations; or

                (xi) any agreement with a customer of the Company involving in excess of $100,000 in any 12 month period.

        (b) Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Company has made available to Parent true and correct copies of any contracts Company may have with its top ten customers.

2.18 Opinion of Financial Advisor. The Board of Directors of the Company has been advised by its financial advisor, GAHS, that in its opinion, as of the date of this Agreement, the Merger Consideration is fair to the holders of shares of Company Common Stock from a financial point of view, and Company will provide a copy of the written confirmation of such opinion to Parent for informational purposes as soon as reasonably practicable.

2.19 Insurance. Company maintains insurance policies or fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries (collectively, the "Insurance Policies") which the Company believes are of the type and in amounts customarily carried by persons conducting businesses similar to those of Company and its subsidiaries. There is no material claim by Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.20 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated thereby.

2.21 Board Approval. The Company Board, at a meeting duly called and held on January 18, 2002 with the unanimous approval of all non-interested directors, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, in all respects; and (iii) as of the date hereof, resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger.

2.22 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in
(i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the proxy statement/prospectus to be filed with the SEC by the Company pursuant to Section
5.1 hereof (the "Proxy Statement/Prospectus") will, at the dates mailed to the stockholders of the Company, at the times of the stockholders meeting of the Company (the "Company Stockholders' Meeting") in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.



                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Parent to Company dated as of the date hereof (the "Parent Schedule"), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Parent and Merger Sub contained in the section of this Agreement corresponding by number to such disclosure, as follows:

3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

3.2 Certificate of Incorporation and Bylaws. Parent has previously furnished to Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date (together, the "Parent Charter Documents"). Such Parent Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect, Parent is not in violation of any of the provisions of the Parent Charter Documents, and no subsidiary of Company is in violation of any of its equivalent organizational documents except where the failure to be in full force or effect or the violation of any such equivalent organizational documents of a subsidiary of Company would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

3.3 Capitalization. The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, $0.001 par value. As of the close of business on January 16, 2001, (i) 9,447,704 shares of Parent Common Stock were issued and outstanding on a fully diluted basis, using the treasury stock method
(ii) Parent had reserved an aggregate of 2,500,000 shares of Parent Common Stock for issuance pursuant to Parent's stock option plans, and (iii) parent had warrants outstanding for 150,000 shares of Parent Common Stock. Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding except as set forth in the Parent SEC Reports. The shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

3.4 Authority Relative to this Agreement. Each of Parent and/or Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation by Parent and/or Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and/or Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Parent and/or Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute legal and binding obligations of Parent and/or Merger Sub, enforceable against Parent and/or Merger Sub in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and for general equitable principles.

3.5 No Conflict; Required Filings and Consents.

        (a) The execution and delivery of this Agreement, by Parent and Merger Sub, and the performance of this Agreement, by Parent and Merger Sub, and the Voting Agreement by Parent shall not, (i) conflict with or violate the Parent Charter Documents or equivalent organizational documents or any of Parent's subsidiaries, (ii) subject to obtaining the consents, approvals, authorization and permits, and making the filings and notifications, set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement, by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except
        (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the rules and regulations of the NASDAQ, and the filing and recordation of the Merger Certificate as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement or (B) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.6 SEC Filings; Financial Statements.

        (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after June 30, 1999 and prior to the date of this Agreement (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since such date. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (and if any Parent SEC Report filed prior to the date of this Agreement was amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superceded filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

        (b) At their respective dates, each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, as amended, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to the absence of footnotes and normal adjustments which (in addition to those noted therein) were not or are not expected to be material in amount.

3.7 No Material Adverse Effect. Since Parent's September 30, 2001 balance sheet, and until the date hereof, there has not occurred any Material Adverse Effect on Parent.

3.8 Absence of Litigation. There are no material claims, actions, suits or proceedings that have a reasonable likelihood of success on the merits pending or, to the knowledge of Parent, threatened (or to the knowledge of Parent, any governmental or regulatory investigation pending or threatened) against Parent or any property or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except for those claims, actions, suits or proceedings which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.9 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement, including the Merger. As of the Effective Time, all of the outstanding capital stock of Merger Sub will be owned by Parent.

3.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in
(i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the dates mailed to the stockholders of the Company, at the times of the Company Stockholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

3.11 No Undisclosed Liabilities. Neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Parent's balance sheet as of September 30, 2001 set forth in the Parent SEC Reports, (ii) liabilities incurred since September 30, 2001 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, or (iii) except as disclosed in Schedule 3.11.


                                   ARTICLE IV
                                 INTERIM CONDUCT

4.1 Conduct of Business by Company.

        (a) Except as contemplated by this Agreement, disclosed in Section 4.1 of the Company Schedule, or consented to by Parent in writing, during the period from the date of this Agreement until the Closing Date, Company and each of its subsidiaries shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

        (b) In addition, except as permitted by the terms of this Agreement and except as provided in Section 4.1 of the Company Schedule, without the prior written consent of Parent (which consent, or refusal thereof, shall not be unreasonably delayed, and shall be deemed given if not refused within five (5) business days of the date Parent receives written notice of such request); provided that Parent shall not refuse to consent if such failure would result in a violation of the antitrust laws), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

                (i) Accelerate, amend or change the period of exercisability of options or restricted stock (except as required by the terms of the Company Option Plans as in effect on the date hereof) or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                (ii) Grant any severance or termination pay or benefits, or payments or benefits triggered by a change of control or merger (including the Merger), to any officer or employee except to persons who are officers or employees of the Company as of the date hereof pursuant to written agreements outstanding, or written policies existing, on the date hereof and as previously disclosed in writing or made available to Parent (provided, however, that the Company shall not grant, or offer to grant, any such severance or termination payments or benefits, or payments or benefits triggered upon a change of control or merger (including the Merger), to any person who is hired or offered employment with the Company on or after the date hereof, and the Company shall revise all employee handbooks and similar materials provided to each such person after the date hereof to reflect the foregoing), or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof, or take any other action that would trigger the payment of any severance payments or other benefits other than four (4) preexisting employment agreements between the Company and certain officers thereof;

                (iii) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than non-exclusive licenses granted to resellers and end-users in the ordinary course of business consistent with past practices;

                (iv) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                (v) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries;

                (vi) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of stock options, outstanding as of the date of this Agreement, and (ii) shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof .

                (vii) Cause, permit or propose any amendments to the Company's Certificate of Incorporation or Bylaws (or similar governing instruments of any of its subsidiaries);

                (viii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or alliances;

                (ix) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, and except for the sale, lease or disposition (other than through licensing permitted by clause (c)) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries, taken as a whole;

                (x) Modify, amend or terminate any existing lease, license or contract affecting the use, possession or operation of any such material properties or assets; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any material owned property or leased property or any part thereof; convey, assign, sublease, license or otherwise transfer all or any portion of any material real property or any interest or rights therein; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

                (xi) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice;

                (xii) Adopt or amend any employee benefit plan, policy or arrangement; any employee stock purchase or employee stock option plan; or enter into any employment contract or collective bargaining agreement; pay any special bonus or special remuneration to any director or employee, other than as disclosed in Section 4.1(b) of the Company Schedule; or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law;

                (xiii) (i) pay, discharge, settle or satisfy any material litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Reports or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

                (xiv) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

                (xv) Revalue any of its assets or make any change in accounting methods, principles or practices;

                (xvi) Incur or enter into any agreement, contract or commitment outside of the ordinary course of business and requiring Company or any of its subsidiaries to pay in excess of $350,000;

                (xvii) Make any Tax election or accounting method change inconsistent with past practice that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its subsidiaries, taken as a whole, settle or compromise any Tax liability, or consent to any extension or waiver of any limitation period with respect to Taxes; or

                (xviii) Agree in writing or otherwise to take any of the actions described in this Section 4.1(b).

4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement, without the prior written consent of Company, Parent shall not declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, unless the Merger Consideration shall be appropriately adjusted. In addition, parent shall cause Merger Sub to take all such steps as are necessary to give effect to Parent's obligations under this Agreement.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

5.1 Stockholder Approval; Preparation of Registration Statement and Proxy Statement/prospectus. As soon as practicable following the execution of this Agreement, and as described in Section 1.3, above, Parent and Company shall prepare the Proxy Statement/Prospectus, and Parent shall prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy

Statement/Prospectus and the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the Registration Statement. Each of the Company and Parent shall respond to any comments of the SEC, and shall use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of the Company and Parent shall prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company and Parent shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Other Filing or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Registration Statement will be made by Parent, or with respect to the Proxy Statement/Prospectus will be made by Company, without providing the other party a reasonable opportunity to review and comment thereon. Each of the Company and Parent shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this
Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any information relating to Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by Company or Parent which should be set forth in an amendment or supplement to either of the Registration Statement, the Proxy Statement or Other Filings, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Company.

5.2 Stockholder Meeting.

        (a) Promptly after the date hereof, the Company shall take all action necessary in accordance with Delaware Law and the Company Charter Documents to convene a meeting of the Company's stockholders (the "Company Stockholders' Meeting") to be held as promptly as practicable, for the purpose of voting upon this Agreement and the Merger. Subject to the terms of Section 5.2(c) hereof, the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of NASDAQ or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with Delaware Law, the Company Charter Documents, the rules of NASDAQ and all other applicable legal requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (as defined in section 5.4(c), below.)

        (b) Subject to the terms of Section 5.2(c) hereof: (i) the Board of Directors of the Company shall, by unanimous recommendation of the non-interested directors of the Company Board, recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has, by a unanimous vote of the non-interested directors, recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the non-interested members of the Board of Directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

        (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying the unanimous recommendation of the non-interested directors in favor of the Merger if (i) a Superior Offer (as defined in Section 5.4 hereof) is made to the Company and is not withdrawn, (ii) neither the Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4 hereof, and (iii) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law; provided, however, that prior to any commencement thereof the Company shall have given Parent at least seventy two (72) hours notice thereof and the opportunity to meet with the Company and its counsel. Nothing contained in this Section 5.2 shall limit the Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the non-interested members of the Board of Directors of the Company shall have been withdrawn, amended or modified).

5.3 Confidentiality; Access to Information. The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of October 10, 2001, (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.4 No Solicitation.

        (a) The Company and its subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as defined in Section 5.4(c) hereof). From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII hereof, the Company and its subsidiaries shall not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal,
        (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) subject to the terms of Section 5.4(c) hereof, approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, however, that the terms of this
        Section 5.4 shall not prohibit the Company from furnishing nonpublic information regarding the Company and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither the Company nor any representative of the Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law, (3)(x) at least three (3) business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) the Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of the Company, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent); and provided further, however, that the terms of this Section 5.4 shall not prohibit the Company from taking any action necessary in order to comply with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section
        5.4 by the Company. In addition to the foregoing, the Company shall (i) provide Parent with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than eight hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider a Superior Offer, and (ii) provide Parent with at least three (3) business days prior written notice of a meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to recommend a Superior Offer to its stockholders and together with such notice a copy of all documentation relating to such Superior Offer, including proposed written agreements, arrangements, or understandings and all applicable financial statements and evidence of any planned financing with respect to such Superior Proposal (and a description of all material oral agreements with respect thereto.

        (b) In addition to the obligations of the Company set forth in Section 5.4(a) hereof, the Company as promptly as practicable shall advise Parent orally and in writing of any request received by the Company for non-public information which the Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by the Company with respect to or which the Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company shall use reasonable efforts to keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

        (c) For purposes of this Agreement, (i) "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction; (ii) "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license, acquisition or disposition of more than fifteen percent (15%) of the assets of the Company; or (C) any liquidation or dissolution of the Company; and (iii) "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than a majority of the equity interests in the surviving or resulting entity of such transaction; (B) the acquisition by any person or group (including by way of a tender or exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the outstanding shares of the Company's capital stock; or (C) a sale or other disposition by the Company of substantially all of its assets, in the case of each of clauses (A), (B) and (C) on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company stockholders from a financial point of view than the terms of the Merger.

5.5 Public Disclosure. Parent and Company will consult with each other, and agree, before issuing any press release, and will consult with each other and to the extent practicable, agree, before otherwise making any public statement with respect to this Agreement, the other party, or an Acquisition Proposal, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement.

5.6 Efforts; Notification.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including to accomplish the following: (i) causing of the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and the Company Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use its best efforts to take, or cause to be taken, all reasonable actions to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

        (b) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become materially untrue or inaccurate, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        (c) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become materially untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use commercially reasonable efforts to obtain all consents, waivers and approvals set forth in Section 5.7 of the Company Schedule.

5.8 Stock Options; ESPP.

        (a) Stock Options. Immediately prior to the Effective Time of the Merger, and except as provided below, each outstanding Company Stock Option, and the Company Option Plans shall terminate. In the case of any holder of a Company Stock Option, the parties shall take reasonable steps (i) to enable the holder thereof to exercise any portion of the option that is either exercisable or that first becomes exercisable in connection with the Merger, or (ii) convert such option to an option in the Parent's 1998 Stock Option Plan as more fully described below.

                (i) Following the date of execution of this Agreement, and unless the Merger does not close as contemplated by this Agreement, the Company shall make no additional grants of Company Stock Options;

                (ii) At the Effective Time of the Merger, Parent shall assume the Company Stock Options, and such assumed Company Stock Options will continue to have, and be subject to, the terms and conditions of such options immediately prior to the Effective Time except that (a) each Company Grant will be solely exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Options immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (b) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Options will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such grants of Company Stock Options. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 5.8(a). The "Option Exchange Ratio" shall be determined as follows:

                      Option Exchange Ratio = (TV/ TS) / AP

          Where

             TV  =  The sum of $7,300,000 plus the product of (i) the
                    Average Price (defined below) times (ii) 873,000 ("Transaction Value")
             TS  =  The aggregate the number of shares of Company Common
                    Stock and Company Stock Options outstanding immediately prior to the Effective Time
             AP  =  The weighted average closing price of the Parent Common
                    Stock for the ten (10) trading days ending one trading day prior to the Closing Date, as quoted on the NASDAQ National Market (the "Average Price"))

                The parties acknowledge that the formula for the Option Exchange Ratio is intended to exchange a fraction of a share of Parent Common Stock for each for each share of Company Common Stock subject to a Company Stock Option, with the value of such fraction of a share of Parent Common Stock to be approximately equivalent to the aggregate value of the Cash Portion and Stock Portion exchanged for each outstanding share of Company Common Stock, as such value is determined by the Average Price.

        (b) ESPP. Company shall take all steps necessary to terminate Company's ESPP as soon as practicable following the Closing Date. Any shares of Company Common Stock in the ESPP shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration described in Section 1.7(a), above, without issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the ESPP. Company shall, prior to the Effective Time, provide Parent with evidence of the termination of the ESPP.

5.9 Employee Benefits.

        (a) Company shall terminate, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as the Parent (the "401(k) Termination Date"), any and all 401(k) plans unless Parent provides notice to Company that such 401(k) plan(s) shall not be terminated. Parent shall receive from Company evidence that Company's plan(s) and/or program(s) have been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the 401(k) Termination Date. To the extent permitted by Parent's applicable plan and otherwise practicable, Parent shall take appropriate steps to enable continuing employees to roll over distributions from the terminated plans to a tax-qualified defined contribution plan or plans maintained by Parent or an affiliate.

        (b) Parent will cause the Surviving Corporation to provide the benefits (including health benefits, severance policies, 401(k) plans and general employment policies and procedures, subject to the terms and conditions of such plans) which are substantially comparable in the aggregate to benefits that are available to similarly situated employees of Parent and its subsidiaries as of the date hereof, provided, however, that such insurance carriers, outside providers or the like are able to provide such benefits on terms reasonably acceptable to Parent, and provided, further, that nothing in this Section 5.8 shall prevent the Surviving Corporation or any of its subsidiaries from making any change required by applicable law, and provided, further, that it shall not result in any duplication of benefits.

5.10 Inspection of Real Property. From and after the date of this Agreement, Parent and its agents, contractors and representatives shall have the right and privilege of entering upon all properties owned or leased by Company and of reviewing Company's books and records regarding such properties from time to time as needed to make any inspections, evaluations, surveys or tests which Parent may reasonably deem necessary or appropriate. Without limiting the generality of the foregoing, Parent and its agents, contractors and representatives shall have the right and privilege of conducting such engineering studies, seismic tests, environmental studies (including, without limitation, surface and subsurface tests, borings and samplings) and surveys of such properties and such feasibility studies as Parent deems necessary or appropriate and to investigate all matters relating to zoning, use and compliance with other applicable laws regarding the use and occupancy of such properties and any proposed impositions, assessments and governmental regulations affecting such properties. Company shall cooperate reasonably with Parent in completing such inspections and evaluations. Parent's exercise of its right to inspect such properties, or Parent's election not to inspect any property, shall in no way be interpreted as a waiver of any of Parent's rights or remedies contained in this Agreement, including, without limitation, Parent's right to rely on Company's representations and warranties made herein.

5.11 Company Affiliate Agreements. Set forth in Section 5.11 of the Company
Schedule is a complete and accurate list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company has delivered herewith written Company Affiliate Agreements substantially in the form attached hereto as Exhibit B executed by all Company Affiliates as of the date hereof. Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, on or as promptly as practicable following the date hereof, from each Company Affiliate that has not delivered a Company Affiliate Agreement on or prior to the date hereof, an executed Company Affiliate Agreement. Each Company Affiliate Agreement will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

5.12 NASDAQ Listing. Parent agrees to make such filings with NASDAQ as are necessary to ensure that the shares of Parent Common Stock issuable in connection with the Merger are eligible for quotation thereon.

5.13 Form S-8. Parent agrees to file, within fifteen (15) business days of the Effective Time, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options


                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

6.1 Conditions. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

        (a) Stockholder Approval. This Agreement and the Merger shall have been duly approved and adopted by the holders of a majority of the outstanding shares of each class of the Company entitled to vote on this Agreement and the Merger, in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company;

        (b) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger (collectively, an "Order").

        (c) Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending effectiveness shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

        (d) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ as may be required in accordance with the rules thereof, subject to official notice of issuance, or shall be exempt from such requirement under then applicable laws, regulations and rules of NASDAQ.

6.2 Additional Conditions to Obligations of Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Merger Sub, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent to the best knowledge of an authorized officer of Parent.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

        (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company; provided, however, that such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties set forth in Section 2.3 hereof, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date). For purposes of determining the accuracy of such representations and warranties hereunder, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company.

        (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company to the best knowledge of the Chief Executive Officer and the Chief Financial Officer of the Company.

        (c) Affiliate Agreements. Each of the Company Affiliates set forth in
        Section 5.11 of the Company Schedule shall have entered into the Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

        (d) Consents. The Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth in Section 6.3(d) of the Parent Schedule.

        (e) Audited Financial Statements. The audited financial statements of the Company for the year ended December 31, 2001, shall provide (i) balance sheet net equity of not less than $7,267,500, (ii) year end revenues of not less than $21,280,000 and (iii) net income of not less than $498,750 (excluding (y) transaction related expenses estimated to be $85,000, and (z) any excess tax liability over forty percent (40%) that has been applied to the calculation of net income by the Company for the year ending December 31, 2001).


                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Company):

        (a) by mutual written agreement of Company and Parent; or

        (b) by either the Company or Parent if the Merger shall not have been consummated by April 8, 2002 (the "Termination Date") for any reason; provided; however, that (i) if the Registration Statement is reviewed by the SEC, then the Termination Date will be May 7, 2002; and (ii) the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

        (c) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement; or

        (d) by either Company or Parent, if there shall be any applicable law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

        (e) by Company, upon a material breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a Material Adverse Effect on Company; provided, that if such untruth or inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through exercise of its commercially reasonable efforts, then Company may not terminate this Agreement pursuant to this Section 7.1(e) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from Company to Parent of such untruth or inaccuracy or breach, or (ii) Parent ceasing to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach, provided, that Parent continues to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Company may not terminate this Agreement pursuant to this Section 7.1(e) if such untruth or inaccuracy or breach by Parent is cured during such thirty-day period); or

        (f) by Parent, upon a material breach of any covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a Material Adverse Effect on Parent Merger Sub ; provided, that if such untruth or inaccuracy in Company's representations and warranties or breach by Company is curable by Company through exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement pursuant to this Section 7.1(f) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from Parent to Company of such untruth or inaccuracy or breach, or (ii) Company ceasing to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach, provided, that Company continues to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such untruth or inaccuracy or breach by Company is cured during such thirty-day period); or

        (g) by Parent, if an event has occurred or a circumstance has arisen that would reasonably be expected to have a Material Adverse Effect on the Company that is not curable by the Company through the exercise of its commercially reasonable efforts within sixty (60) days of the date of such occurrence or circumstance; or

        (h) by Company, if an event has occurred or a circumstance has arisen that would reasonably be expected to have a Material Adverse Effect on Parent that is not curable by Parent through the exercise of its commercially reasonable efforts within sixty (60) days of the date of such occurrence; or

        (i) by Company, if it intends to enter into a definitive agreement with respect to an Acquisition Proposal, provided that, (i) Company is not in breach of its obligations under this Section 7.1(i) and under Section
        5.4 hereof and continues to comply with all such obligations in all respects, (ii) the Company Board has authorized, subject to complying with the terms of this Agreement, Company to enter into a definitive written agreement for a transaction that constitutes a Superior Proposal, (iii) Company notifies Parent in writing that Company has received a Superior Proposal and intends to enter into a definitive agreement with respect to such Superior Proposal, attaching the most current version of such agreement to such notice, (iv) Parent does not make, within three (3) business days after receipt of Company's written notice of its intention to enter into a definitive agreement for a Superior Proposal, an offer that the Company Board in good faith reasonably determines, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to Company's stockholders as such Superior Proposal,
        (v) during such period Company has informed Parent of the terms and conditions of such Superior Proposal, and the identity of the person making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and (vi) prior to Company's termination pursuant to this Section 7.1(i), Company pays to Parent the Termination Fee required by Section 7.3(b); or

        (j) by Parent if any one of the following Triggering Events shall have occurred: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation made with the unanimous approval of all non-interested directors in favor of the adoption and approval of the Agreement or the approval of the Merger;
        (ii) the Company shall have failed to include in the Proxy Statement/Prospectus the recommendation made with the unanimous approval of all non-interested directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or
        (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or

        (k) by Parent, in the event that holders of Company Common Stock holding fifteen percent (15%) or more of the issued and outstanding shares of Company Common Stock elect to pursue dissenters rights, as described in
        Section 1.11, whether such holders have perfected such rights or not; or

        (l) By Parent or Company in the event that the weighted average closing price of Parent Common Stock as quoted on the NASDAQ National Market for the fifteen (15) trading days ending one day prior to the scheduled Closing Date is greater than $23 or less than $14.

7.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 7.1 above will be effective immediately (or if the termination is pursuant to Section 7.1(e) or (f) above and the proviso is applicable, thirty (30) days after) upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement under Section 7.1, this Agreement shall be of no further force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, except (i) as set forth in this Section 7.2, Section 7.3 and
Article VIII, each of which shall survive the termination of this Agreement, and
(ii) that nothing herein shall relieve any party from liability for any intentional or willful breach of or fraud in connection with this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

        (a) General. Except as set forth in this Section 7.3, all attorneys', accountants' and consultants' fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

        (b) Termination Payments.

                (i) If this Agreement is terminated prior to the Effective Time pursuant to Sections 7.1(i) or (j) Company shall promptly, but in any event no later than one day after the date of such termination, pay Parent a fee equal to $1,000,000 together with up to $500,000 of Parent's actual legal and accounting fees in connection with the Merger, in immediately available funds (the "Termination Fee").

                (ii) If this Agreement is terminated by Parent pursuant to
                Section 7.1(f) then the Company shall pay to Parent up to $500,000 of the actual legal, advisory, and accounting fees incurred by parent in connection with the Merger.

                (iii) If this Agreement is terminated by Company pursuant to
                Section 7.1(e), then Parent shall pay up to $500,000 of the actual legal, advisory, and accounting fees incurred by Company in connection with the Merger.

                (iv) Company acknowledges that the agreements contained in this
                Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company, Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate BankOne, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this
                Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations, warranties and covenants of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (a) if to Parent or Merger Sub, to:

           ClearOne Communications, Inc.
           1825 Research Way
           Salt Lake City, UT  84119
           Attention: Frances Flood and Randall J. Wichinski
           Telecopy No.: (801) 974-3742


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           with a copy to:

           Jones Waldo Holbrook & McDonough
           170 South Main Street
           Suite 1500
           Salt Lake City, UT  84101
           Attention: James A. Valeo, Esq.
           Telecopy No.: (801) 328-0537

        (b) if to Company, to:

           E.mergent, Inc.
           5960 Golden Hills Drive
           Golden Valley, MN  55416
           (763) 542-0069
           Attention: James Hansen

           with a copy to:

           Fredrickson & Bryon, P.A.
           1100 International Centre
           900 Second Avenue South
           Minneapolis, MN  55402
           Telecopy No: (612) 347-7077
           Attention: Robert Ribeiro, Esq.


8.3 Interpretation; Knowledge.

        (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

        (b) For purposes of this Agreement, the term "knowledge" means with respect to a party hereto, with respect to any matter in question, knowledge of the executive officers or directors of such party if: (a) such individual is actually aware of such fact or matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or matter.

        (c) The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding.

        (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

        (e) When used in connection with Parent or Company, as the case may be, the term "Material Adverse Effect" means any change or effect in the business of the Company that, individually or when taken together with



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        all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change or effect that results or arises from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes or effects in each case do not materially disproportionately affect such entity); or (ii) any change or effect that results or arises from changes affecting general worldwide economic or capital market conditions (which changes in each case do not materially disproportionately affect such entity).

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and the Parent Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any third party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.


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8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY
IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.











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        IN WITNESS WHEREOF, the parties have executed this instrument as of the date first set forth above.



ClearOne Communications, Inc.


By: Frances Flood
    --------------------------------
    President and Chief Executive Officer


E.mergent, Inc.

By: James Hansen
    --------------------------------
    President and Chief Executive Officer



Tundra Acquisition Corporation


By: Randall J. Wichinski
    --------------------------------
    Vice President and Secretary








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